Filed Pursuant to Rule 433 Registration Nos. 333-254632 and 333-254632-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

June 2, 2021

Issuer:	NextEra Energy Capital Holdings, Inc.

Designation:	1.90% Debentures, Series due June 15, 2028

Registration Format:	SEC Registered

Principal Amount:	$1,500,000,000

Date of Maturity:	June 15, 2028

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2021

Coupon Rate:	1.90%

Coupon Rate Adjustment:	Coupon Rate subject to increase upon a Green Non-Certification Event by 0.25% as described in the Issuer’s Preliminary Prospectus Supplement, dated June 2, 2021

Price to Public:	99.941% of the principal amount thereof

Benchmark Treasury:	1.25% due May 31, 2028

Benchmark Treasury Yield:	1.259%

Spread to Benchmark Treasury Yield:	65 basis points

Reoffer Yield:	1.909%

Redemption:	Redeemable at any time prior to April 15, 2028 at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at a discount rate equal to Treasury Yield plus 10 basis points; and redeemable at any time on or after April 15, 2028, in whole or in part, at 100% of the principal amount, plus any accrued and unpaid interest

Trade Date:	June 2, 2021

Settlement Date*:	June 8, 2021

CUSIP / ISIN Number:	65339K BW9/US65339KBW99

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Commerz Markets LLC

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

Junior Co-Managers:

Academy Securities, Inc.

Guzman & Company

_________________

*	It is expected that delivery of the Debentures will be made against payment therefor on or about June 8, 2021, which will be the fourth business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+4, purchasers who wish to trade the Debentures on the date of pricing of the Debentures or the succeeding business day should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.
**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Green Non-Certification Event,” “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated June 2, 2021.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; BofA Securities, Inc. toll-free at (800) 294-1322; Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037; J.P. Morgan Securities LLC collect at (212) 834-4533; and Morgan Stanley & Co. LLC toll-free at (866) 718-1649.